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                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


December 20, 1999 -- GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced it had acquired the Oceanic Pioneer from Cammell-Laird at a cost of approximately $4.8 million. This vessel, previously managed by GulfMark and renamed the Highland Pioneer, has been assigned to a new five year contract with BHP Petroleum Ltd. in the United Kingdom beginning December 17, 1999. One of the Company's other vessels, the Highland Drummer, will substitute for the Highland Pioneer's contract with Marathon through March 2000.

The Company also announced it had been awarded several other noteworthy contracts. The Highland Sprite has been awarded a five year contract with British Gas (Hydrocarbon Resources Limited) for work as a multi-role in-field support vessel in the Morecambe Bay Field in the United Kingdom. The Company will spend approximately $2.4 million to effect conversion of the vessel pursuant to the contract which is scheduled to begin midway through the first quarter of 2000. Both of the newbuild vessels completed in the third quarter of 1999, Highland Guide and Highland Scout, have been committed to contracts in early 2000 based on letters of intent. The Highland Guide is mobilizing to Indonesia pursuant to a two year deal while the Highland Scout will be mobilizing to Brazil at the end of the week pursuant to a 120 day firm agreement with an additional 120 day option. The Company has also received a two year contract from Mobil Equatorial Guinea, Inc. to operate a bareboat chartered vessel, the Monarch Bay in West Africa. This contract is also expected to begin during the first quarter of 2000.

Bruce Streeter, President and Chief Operating Officer, said "I am extremely pleased with the new contracts, as they will provide attractive economic returns based on the initial dayrates. We are also excited to be placing another vessel in the Brazilian market where we believe demand for platform supply vessels is likely to grow over the next year or so." He then added, "We will be entering a new market with the Monarch Bay in West Africa, a market which we believe will also experience significant growth in the years ahead."

GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.



Contact:     Edward A. Guthrie, Executive Vice President and Chief
             Financial Officer
             (713) 963-9522











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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.




































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